UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On May 9, 2019, User-Friendly Phone Book, LLC issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

User-Friendly Phone Book Highlights the Fact That ISS Recommended Rand

Capital Shareholders Vote Against All Rand Capital Directors

2017 ISS Report Recommended Total Board Overhaul, Highlighted Entrenched Interest

Reminds Shareholders to Vote “AGAINST” All Proposals in the WHITE Proxy Card Today

Questions? Need help? Contact MacKenzie Partners at 1 (800) 322-2885 or at

proxy@mackenziepartners.com

THE WOODLANDS, Texas—May [XX], 2019— User-Friendly Phone Book, LLC (“User-Friendly”), the largest shareholder of Rand Capital Corporation (“Rand” or the “Company”) (NASDAQ:RAND) owning 1,455,993 shares or approximately 23.0% of the Company, today highlighted the fact that a leading independent proxy advisory firm, Institutional Shareholder Services (“ISS”) recommended in 2017 that Rand shareholders vote against all of the current directors of the company. User-Friendly is urging Rand shareholders to vote AGAINST Rand’s proposed transaction with East Asset Management, LLC (“East”) using the WHITE proxy card at the special meeting of shareholders scheduled to take place on May 16, 2019.

In the 2017 report, ISS’s key takeaway was*:

“The board unilaterally amended the company bylaws which, among other things, removed the shareholder right to call a special meeting and to remove a director with or without a cause.”

User-Friendly believes this is a clear act to restrain shareholder rights, and maintain uncontested Board representation.

Bruce Howard, Chief Executive Officer of User-Friendly, said, “On the heels of such a damning recommendation from ISS, Rand, after diminishing shareholder rights and democracy, entered into a transaction that gives away control of the company at a severe discount to net asset value. We believe this is a sweetheart deal for East Asset Management and a disaster for Rand shareholders. In our view, the only available option for shareholders is to vote against the East transaction and demand a full review of strategic alternatives that could result in a better and fairer transaction with East or another party, or the full liquidation of the Rand portfolio.”

Howard added, “The time to act is now. We urge all Rand shareholders to vote against the East transaction on the WHITE proxy today.”

DON’T GIVE UP CONTROL OF RAND FOR INADEQUATE CONSIDERATION

PLEASE VOTE “AGAINST” ALL PROPOSALS ON THE ENCLOSED WHITE PROXY CARD TODAY.

DISCARD ANY CARD YOU RECEIVE FROM RAND.

We appreciate your support, and if you need assistance or have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 or by email to proxy@mackenziepartners.com.

*	Permission to use quotations neither sought nor obtained.

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019.

USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.

About User-Friendly Phone Book

Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country.

Investor Contact:

Paul Schulman / David Whissel

MacKenzie Partners

212-929-5500

Media Contact:

Dan Gagnier / Jeffrey Mathews

Gagnier Communications

646-569-5897